Exhibit 4.4

BENEFITFOCUS.COM, INC.

WARRANT FOR THE PURCHASE OF SHARES OF

COMMON STOCK OF BENEFITFOCUS.COM, INC.

No. 001	Warrant to Purchase 500,000 Shares

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACTR OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

FOR VALUE RECEIVED, BENEFITFOCUS.COM, INC., a South Carolina corporation (the “Company”), hereby certifies that AETNA INC., a Pennsylvania corporation (together with its successor or permitted assigns, the “Holder”), is entitled, subject to the provisions of this Warrant, to purchase from the Company, at the times specified herein, 500,000 fully paid and non-assessable shares of Common Stock of the Company, without par value per share (the “Common Stock”), at a purchase price per share equal to the Exercise Price (as hereinafter defined). The number of shares of Common Stock to be received upon the exercise of this Warrant for the Purchase of Shares of Common Stock (this “Warrant”) and the price to be paid for a share of Common Stock are subject to adjustment from time to time as hereinafter set forth.

1. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

“Closing Date” means the original date of issuance of this Warrant to the Holder.

“Committee” means a committee of the Board of Directors as defined in the amended and restated Benefitfocus.com, Inc. 2000 Stock Option Plan.

“Corporate Transaction” means (i) directly or indirectly, the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) a transaction or series of transactions (including, without limitation, by way of merger, consolidation or sale of securities) the result of which is that any Person who is not a stockholder as of the date hereof or an

Affiliate of any such stockholder or “group” (as defined for purposes of Section 13 of the Securities Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power or economic interests in the Company or (iii) the liquidation or dissolution of the Company.

“Co-Sale Rights Agreement” means the Amended and Restated Right of First Offer and Co-Sale Agreement entered to among the Holder, the Company, the Investors and certain other parties thereto, effective as of the Closing Date, that provides for the terms and conditions governing the Holder’s co-sale rights.

“Current Market Price Per Common Share” means, on any determination date, the average of the Daily Prices per share of Common Stock for the 20 consecutive trading days immediately prior to such date. If the Stock is not traded on an established securities market (as defined in Section 1.897-1(m) of the Treasury Regulations), the fair market value as determined in good faith by the Board of Directors or the Committee by application of a reasonable valuation method consistently applied and taking into consideration all available information material to the value of the Company; factors to be considered may include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash-flows of the Company, the market value of stock or equity interests in similar corporations which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability. For purposes of the foregoing sentence, a valuation prepared in accordance with any of the methods set forth in Section 1.409A-l(b)(5)(iv)(B)(2) of the Treasury Regulations, as the same may be modified in any successor version of the Treasury Regulations, consistently used, shall be rebuttably presumed to result in a reasonable valuation. This paragraph is intended to comply with the definition of “fair market value” contained in Section 1.409A-1(b)(5)(iv) of the Treasury Regulations, as the same may be modified in any successor version of the Treasury Regulations, and should be interpreted consistently therewith. The references to Treasury Regulation Section 1.409A-1 are solely for purposes of establishing a reasonable valuation of Current Market Price Per Common Share. Notwithstanding these references, the Warrant is not a compensatory option.

“Daily Price” means (i) if the shares of Common Stock are then listed and traded on a national securities exchange, the closing price on the applicable day as reported by the principal national securities exchange on which such shares are listed and traded and (ii) if such shares are not then listed and traded on a national securities exchange, the closing price on such day as quoted by any regulated quotation service.

“Exercise Price” means $5.48 per Warrant Share, as the same may be adjusted from time to time as provided in this Warrant.

“Expiration Time” means (i) unless terminated pursuant to clause (ii), 5:00 p.m. New York City time on the tenth anniversary of the Closing Date, or (ii) (A) on the effective date of termination of the Relationship Agreement if the Holder terminates the Relationship Agreement pursuant to Section 4(B)(i) of the Relationship Agreement, (B) on the effective date of termination of the Relationship Agreement if the Company terminates the Relationship

Agreement pursuant to Section 3(B) of the Relationship Agreement or (C) immediately following the closing of a Corporate Transaction that results in a cancellation of the outstanding shares of Common Stock (unless the acquiring entity or successor corporation agrees to assume the obligations of the Company under the Warrant, as amended by mutual agreement of the Holder and the acquiring entity or successor corporation, in consideration of an agreement by the Holder to continue the Relationship Agreement).

“Investors” means GS CAPITAL PARTNERS VI, L.P., GS CAPITAL PARTNERS VI OFFSHORE, L.P., GS CAPITAL PARTNERS VI GmbH & Co. KG, L.P., and GS CAPITAL PARTNERS VI PARALLEL, L.P.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Person” means individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Relationship Agreement” means, collectively, Schedules 8, 9 and 10 to the Master Business Agreement between the Company and Aetna Life Insurance Company dated November 28, 2006, as amended by Amendment No. 2 thereto, each effective as of November 1, 2009.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Stock Option Plan” means the Company’s Amended and Restated 2000 Stock Option Plan, as amended from time to time.

“Warrant Shares” means the shares of Common Stock deliverable upon exercise of this Warrant, as the same may be adjusted from time to time as provided in this Warrant.

2. Exercise of Warrant.

(a) The Holder is entitled to exercise this Warrant in whole or in part commencing on the earliest of:

(i) the date which is nine years and six months after the Closing Date;

(ii) subject to Section 16, on or after the third anniversary of the Closing Date if an IPO has occurred prior to the third anniversary of the Closing Date;

(iii) subject to Section 16, on or after the occurrence of an IPO if the IPO occurs on or after the third anniversary of the Closing Date;

(iv) immediately prior to the closing of a Corporate Transaction if such Corporate Transaction occurs on or after the second anniversary of the Closing Date;

(v) immediately prior to the closing of a Corporate Transaction that occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, but only with respect to two thirds of the Warrant Shares rounded up to the nearest whole share;

(vi) immediately prior to the closing of a Corporate Transaction that occurs prior to the first anniversary of the Closing Date, but only with respect to one half of the Warrant Shares rounded up to the nearest whole share;

(vii) immediately prior to the closing of a sale by one or more Investors that triggers a co-sale right in favor of the Holder under the Co-Sale Rights Agreement if such closing occurs on or after the third anniversary of the Closing Date;

(viii) immediately prior to the closing of a sale by one or more Investors that triggers a co-sale right in favor of the Holder under the Co-Sale Rights Agreement if such closing occurs prior to the third anniversary of the Closing Date, but only with respect to one half of the Warrant Shares rounded up to the nearest whole share that the Holder could sell under the Co-Sale Rights Agreement if such closing had occurred on or after the third anniversary of the Closing Date;

provided, however, that (A) if the Relationship Agreement has previously been terminated prior to the fifth anniversary of the Closing Date by the Holder pursuant to Section 4(B)(ii) of the Relationship Agreement, the aggregate exercise of the Warrant by the Holder shall be limited to up to one half of the Warrant Shares rounded up to the nearest whole share; (B) the Holder may exercise this Warrant under clauses (iv), (v), and (vi) only if the Holder sells, transfers or exchanges the Warrant Shares it receives upon such exercise on or promptly following the closing of the Corporate Transaction; and (C) in all such circumstances the Warrant is only exercisable prior to the Expiration Time; and

(b) To exercise this Warrant, the Holder shall (i) deliver to the Company (A) an executed Warrant Exercise Notice substantially in the form annexed to this Warrant and (B) the original executed Warrant together with an executed Warrant Exercise Subscription Form substantially in the form annexed to this Warrant and (ii) subject to Section 2(f), pay to Company an amount equal to the aggregate Exercise Price. Notwithstanding the immediately preceding sentence, the Holder may provide by written notice (a “Conditional Exercise Notice”) delivered together with items (i)(A) and (B) to the effect that the exercise of this Warrant is conditioned upon the occurrence of either the closing of a Corporate Transaction, the closing of a sale by one or more Investors that triggers a co-sale right in favor of the Holder under the Co-Sale Rights Agreement. In the event that the Holder delivers a Conditional Exercise Notice, the Holder shall make the payment referred to in (ii) above simultaneously with the closing of the event specified in the Conditional Exercise Notice. Upon the delivery of (i)(A) and (B) and payment of (ii), the Holder shall be deemed to be the holder of record of the Warrant Shares subject to such exercise as of the date of payment of (ii) or, in the case of the Conditional Exercise Notice, as of the date of the closing of the event specified in the Conditional Exercise Notice (subject to the Company’s receipt of payment of the Exercise Price), notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.

(c) At the election of the Holder, the Exercise Price may be paid either by wire transfer of immediately available funds to an account designated by the Company or by certified or official bank check or bank cashier’s check payable to the order of the Company. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares; provided that the Company shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance and delivery of the Warrant Shares in a name other than that of the Holder.

(d) If the Holder exercises this Warrant in part, this Warrant shall be surrendered by the Holder to the Company and a new Warrant of the same tenor and for the unexercised number of Warrant Shares shall be executed by the Company as promptly as reasonably practicable. The Company shall register the new Warrant in the name of the Holder or in such name or names of its transferee pursuant to Section 7 hereof as may be directed in writing by the Holder and deliver the new Warrant to the Person or Persons entitled to receive the same as promptly as reasonably practicable.

(e) Upon surrender of this Warrant in conformity with the foregoing provisions or, in the event of a Conditional Exercise Notice, upon the occurrence of the event specified in the Conditional Exercise Notice, the Company shall promptly transfer to the Holder of this Warrant appropriate evidence of ownership of the shares of Common Stock or other securities or property (including any money) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, the name or names of the Holder or its transferee pursuant to Section 7 as may be directed in writing by the Holder, and shall deliver such evidence of ownership and any other securities or property (including any money) to the Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 6 below.

(f) In lieu of making a cash payment of the Exercise Price to exercise this Warrant pursuant to Section 2(a) (but in all other respects in accordance with the exercise procedure set forth in Section 2(a)), the Holder may elect to convert this Warrant into shares of Common Stock without paying the Exercise Price by reducing the number of Warrant Shares that the Holder would otherwise receive upon exercise of the Warrant, in which event the Company will issue to the Holder the number of shares of Common Stock equal to the amount resulting from the following equation:

X = (A - B) x C where:

   A

X =	the number of shares of Common Stock issuable upon exercise pursuant to this Section 2(f);

A =	the Current Market Price Per Common Share on the date on which the Holder delivers a Warrant Exercise Notice to the Company or, in the event of a Conditional Exercise Notice on the date of the closing of the event specified in the Conditional Exercise Notice, in each case pursuant to Section 2(a);

B =	the Exercise Price; and

C =	the number of shares of Common Stock as to which this Warrant is being exercised pursuant to Section 2(a).

If the foregoing calculation results in zero or a negative number, then no shares of Common Stock shall be issued upon exercise pursuant to this Section 2(f). Notwithstanding the forgoing, the Holder shall not have the benefit of this Section 2(f) in connection with any exercise of the Warrant pursuant to paragraph 2(a)(i).

(g) If the Holder is exercising this Warrant pursuant to paragraph 2(a)(i) the Holder shall, as a condition of exercising this Warrant, agree to be bound by and subject to the terms of that certain Voting Agreement dated February 21, 2007 between the Company and certain of its shareholders, as such agreement may be amended from time to time.

3. Representation and Warranties of the Holder.

(a) The Holder has full power and authority to acknowledge and agree to this Warrant. This Warrant, when executed and delivered by the Holder, constitutes its valid and legally binding obligation, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) This Warrant is issued to the Holder in reliance upon the Holder’s representation to the Company, which by the Holder’s acknowledgement and agreement to this Warrant, the Holder hereby confirms, that this Warrant and the Warrant Shares will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By acknowledging and agreeing to this Warrant, the Holder further represents that the Holder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Warrant or any of the Warrant Shares.

(c) The Holder understands that the Warrant and the Warrant Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. The Holder understands that the Warrant and the Warrant Shares are “restricted securities” under applicable Federal and state securities laws and that, pursuant to these laws, the Holder must hold the Warrant and the Warrant Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify the Warrant or the Warrant Shares for resale. The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Warrant and the Warrant Shares, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(d) Certificates representing shares of Common Stock issued pursuant to this Warrant shall bear a legend substantially in the form of the legend set forth on the first page of this Warrant to the extent that and for so long as such legend is required pursuant to applicable securities laws.

(e) The Holder has duly executed the Co-Sale Rights Agreement which agreement is valid, binding and enforceable against the Holder.

4. Representation and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the Closing Date as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. The Company has all requisite corporate power and authority to execute and deliver this Warrant and to perform its obligations hereunder.

(b) This Warrant has been duly authorized, executed and delivered by the Company, and constitutes its valid and legally binding obligation, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Except as set forth in Schedule 4(c) to this Warrant, as of the Closing Date there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company.

5. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of its authorized but unissued shares of Common Stock or other securities of the Company from time to time issuable upon exercise of this Warrant as will be sufficient to permit the exercise in full of this Warrant. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

6. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, and in lieu of delivery of any such fractional share to which the Holder may be entitled upon any exercise of this Warrant, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price Per Common Share on the Business Day immediately preceding the date on which the Holder delivers the Warrant Exercise Notice pursuant to Section 2(a).

7. Transfer or Assignment of Warrant.

(a) Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that the registered holder hereof may be treated by the Company and all other Persons dealing with this Warrant as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby.

(b) This Warrant shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except (i) upon compliance with the conditions specified in this Warrant, which conditions are intended to ensure compliance with the provisions of the Securities Act and (ii) only with the prior written consent of the Company (provided, however, that no such consent shall be required (x) in any transaction in compliance with Rule 144 under the Securities Act on or after the IPO, (y) in any transaction in which the Holder transfers this Warrant to an Affiliate of the Holder or (z) after an IPO, in any transaction in which the Holder transfers this Warrant to a transferee in a private sale exempt from registration under the Securities Act; provided that each Affiliate transferee agrees in writing to be subject to the terms of this Section 7). A transferring Holder will cause any proposed purchaser, pledgee, or transferee of this Warrant held by the Holder to agree to take and hold the Warrant subject to the provisions and upon the conditions specified in this Warrant.

(c) Before any proposed sale, pledge, or transfer of this Warrant, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder shall give notice to the Company of the Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at the Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the U.S. Securities and Exchange Commission (the “SEC”) to the effect that the proposed sale, pledge, or transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the securities may be effected without registration under the Securities Act, whereupon the Holder shall be entitled to sell, pledge, or transfer such securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144 under the Securities Act on or after the IPO, (y) in any transaction in which the Holder transfers this Warrant to an Affiliate of the Holder or (z) after an IPO, in any transaction in which the Holder transfers this Warrant to a transferee in a private sale exempt from registration under the Securities Act; provided that each Affiliate transferee agrees in writing to be subject to the terms of this Section 7. Each certificate or instrument evidencing the securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend referenced in Section 3 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d) Upon a valid exchange, transfer or assignment of the Warrant and surrender of this Warrant to the Company, together with the attached Warrant Assignment Form duly executed, the Company shall, as promptly as practicable and without charge, execute and deliver a new Warrant in the name of the assignee or assignees named in such Warrant Assignment Form and, if the Holder’s entire interest is not being assigned, in the name of the Holder and this Warrant shall promptly be canceled.

8. Loss or Destruction of Warrant. Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

9. Anti-dilution Provisions.

(a) (i) If the outstanding shares of Common Stock are changed into or exchanged for a different number of shares of Common Stock by reason of a merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, or stock split or stock dividend (other than an event covered by Section 9(c) below),

(x) the number of Warrant Shares issuable upon exercise of this Warrant thereafter shall be proportionately adjusted so that the exercise of this Warrant after such event shall entitle the Holder to receive the aggregate number of shares of Common Stock that such Holder would have received had such Holder exercised this Warrant immediately prior to such event and after giving effect to such event; and

(y) the Exercise Price thereafter shall be adjusted to equal the product of the Exercise Price in effect immediately prior to such event multiplied by a fraction (A) the numerator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such event and (B) the denominator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately following such event.

(ii) In case the Company shall at any time after the date hereof issue any shares of its capital stock in a reclassification of Common Stock other than in an event covered by Section 9(c) below (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, as a condition to such reclassification, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time that the Warrant is exercisable to purchase, at a total price equal to that payable upon exercise of the Warrant, the kind and amount of capital stock receivable in connection with such recapitalization by a record holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such recapitalization.

Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the applicable record date in the case of a dividend or distribution and immediately after the applicable effective date in the case of a subdivision, split, combination or reclassification. For the avoidance of doubt, notwithstanding Section 9(f), any adjustment made pursuant to this Section 9(a) shall be mandatory and shall not be subject to the discretion of the Company or the Committee.

(b) If any spin-off, spin-out or other distribution of assets materially affects the price of the Common Stock, then the Committee may, but need not, make any or all of the adjustments specified in subsections (a)(i)(x) and (a)(i)(y) above; provided that if the Company provides for an anti-dilution adjustment to the holders of the Company’s options issued pursuant to the Stock Option Plan or any subsequent equity plan of the Company (the “Company Stock Options”) as a result of any spin-off, spin-out or other distribution of assets that materially affects the price of the Common Stock, then in such event the Company shall make a comparable adjustment in the Exercise Price or the number of Warrant Shares, or both.

(c) If the Company shall be a party to any Corporate Transaction in which it does not survive, the Committee, in its discretion, may, but shall not be required to notify the Holder that the Warrant shall be assumed by the successor corporation or substituted on an equitable basis with options or warrants issued by such successor corporation.

(d) The adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause this Warrant to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders, provided that, notwithstanding other provisions hereof, the Company may declare this Warrant to be exercisable at any time on or before the fifth Business Day following such adoption, notwithstanding the provisions of this Warrant regarding exercisability; provided further that if the Company declares the Company Stock Options to be exercisable at any time on or before the fifth Business Day following such adoption, the Company shall make a comparable declaration with respect to the Warrant.

(e) If the Company (i) issues shares of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock (collectively, “Convertible Securities”)), other than pursuant to the Exercise of this Warrant, at a price per share less than the Current Market Price Per Common Share or takes any other action which reduces the aggregate value of the Warrant (a “Dilution Event”), and (ii) (A) the Company provides for an anti-dilution adjustment to the holders of the Company Stock Options in connection with the Dilution Event, then the Company shall make a comparable adjustment in the Exercise Price or the number of Warrant Shares, or both, or (B) the Company does not provide for an anti-dilution adjustment to the holders of the Company Stock Options at the time of the Dilution Event, but conducts one or more subsequent transactions that have the effect of partially or completely compensating the holders of the Company Stock Options for the reduction in the aggregate value of the Company Stock Options as a result of the Dilution Event (including but not limited to by issuing additional common stock or option grants or other compensation to the holders of the Company Stock Options), then the Company shall provide comparable compensation to the Holders; provided, however, that for purposes of Section 9(e)(i), no issuance of Common Stock pursuant to the exercise or conversion of a Convertible Security shall be deemed to be a Dilution Event if at the time of such issuance, the exercise or conversion price for such Convertible Security at the time of issuance was at least equal to the Current Market Price Per Common Share at such time of issuance, and provided further, that the granting of additional stock options or the payment of other compensation to the holders of the Company Stock Options in the normal course of the administration of the Stock Option Plan or any subsequent equity plan of the Company or other employee compensation plans of the Company, either consistently with the Company’s past practice or in light of the then current business considerations, shall not be deemed to be (x) an anti-dilution adjustment to the holders of the Company Stock Options in connection with the Dilution Event under (A) or (y) a transaction that has the effect of compensating the holders of the Company Stock Options for the reduction in the aggregate value of the Company Stock Options as a result of the Dilution Event under (B).

(f) The adjustments described in Section 9(a) through Section 9(e), and the manner of their application, shall be determined solely by the Company, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Section 9 shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

(g) Upon the occurrence of each adjustment to the Exercise Price and/or the number of Warrant Shares issuable upon exercise of this Warrant, the Company shall promptly compute such adjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

(h) If the Company shall propose at any time to effect any of the events described in Section 9(a) through Section 9(e) above that would result in an adjustment to the Exercise Price, the number of Warrant Shares issuable upon exercise of this Warrant or a change in the type of securities or property to be delivered upon exercise of this Warrant, the Company shall send notice to the Holder in the manner set forth in Section 10. In the case of a dividend or other distribution, such notice shall be sent at least 10 days prior to the applicable record date and shall specify such record date and the date on which such dividend or other distribution is to be made. In any other case, such notice shall be sent at least 15 days prior to the effective date of any such event and shall specify such effective date. In all cases, such notice shall specify such event in reasonable detail, including the effect on the Exercise Price and the number, kind or class of securities or other property issuable upon exercise of this Warrant. Failure to furnish any certificate pursuant to Section 9(g) or to give any notice pursuant to this Section 9(h) or any defect in any such certificate or notice, shall not affect the legality or the validity of the adjustment of the Exercise Price and/or the number of securities, cash and/or other property issuable upon exercise of this Warrant, or any transaction giving rise thereto.

10. Notices. Any notice, demand or delivery authorized by this Warrant shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

If to the Company:

Benefitfocus.com, Inc.

100 Benefitfocus Way

Charleston, SC 29492

Facsimile: 843-849-9298

Attention: Andy Howell

If to the Holder:

Aetna Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

Facsimile: 860-273-0603

Attention: Chief Financial Officer

with a copy to:

Aetna Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

Facsimile: 860-273-8340

Attention: General Counsel

Each such notice, demand or delivery shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, demand or delivery shall be deemed not to have been received until the next succeeding Business Day.

11. Rule 144 Information. Following an IPO, the Company covenants that it will use its reasonable efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations promulgated by the SEC thereunder, and it will use reasonable efforts to take such further action as any Holder may reasonably request, in each case to the extent required from time to time to enable the Holder to, if permitted by the terms of this Warrant, sell this Warrant or the Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Holder, the Company will deliver to the Holder a written statement that it has complied with such requirements.

12. Rights of the Holder.

(a) Prior to any exercise of this Warrant, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of shareholders or any notice of any proceedings of the Company except as may be specifically provided for herein.

(b) Notwithstanding paragraph 12(a), the Holder shall be entitled to receive annual and quarterly financial information in accordance with the terms of the Relationship Agreement, as well as such other information as the Company generally distributes to holders of Common Stock.

13. GOVERNING LAW. THIS WARRANT AND ALL RIGHTS ARISING HEREUNDER SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND THE PERFORMANCE THEREOF SHALL BE GOVERNED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS.

14. Jurisdiction; Venue; Service of Process. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in New York City, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Warrant. Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the party and may be enforced in any other courts to whose jurisdiction the party is or may be subject by suit upon such judgment.

15. Amendments; Waivers. Any provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of amendment, by the Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

16. “Market Stand-off” Agreement. The Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 16 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holder only if all officers, directors, and stockholders of the Company individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Series A Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 16 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 16 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to the Holder and all parties subject to such agreements, based on the number of shares subject to such agreements.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of November 23, 2009.

BENEFITFOCUS.COM, INC.

By:	/s/ Mason R. Holland Jr.
Name: Mason R. Holland Jr.
Title: Chairman

Acknowledged and Agreed: AETNA INC.

By:	/s/ Mark L. Klein
Name: Mark L. Klein
Title: Vice President, Corporate Development

SCHEDULE 4(c)

Benefitfocus.com, Inc.

Equity Summary

as of 10/31/2009

Common Stock	7,216,212
Preferred Stock (converts to common 1:1)	14,055,851

Issued and Outstanding Stock	21,272,063
Stock Option Pool	4,044,525

Total Fully Diluted Shares	25,316,588

WARRANT EXERCISE NOTICE

(To be delivered prior to exercise of the Warrant

by execution of the Warrant Exercise Subscription Form)

To:	Benefitfocus.com, Inc.

The undersigned hereby notifies you of its intention to exercise the Warrant to purchase shares of Common Stock, without par value per share, of Benefitfocus.com, Inc. The undersigned intends to exercise the Warrant to purchase              shares (the “Warrant Shares”) at $             per Share (the Exercise Price currently in effect pursuant to the Warrant). As indicated below, the undersigned intends to pay the aggregate Exercise Price for the Warrant Shares in by wire transfer of immediately available funds or by certified or official bank or bank cashier’s check [or by reduction in the number of Warrant Shares that would otherwise be issued upon exercise pursuant to Section [            ] or the Warrant].

Date:

(Signature of Owner)

(Street Address)

(City) (State) (Zip Code)

Payment:	☐	$ wire transfer of immediately available funds

	☐	$ certified or official bank or bank cashier’s check

	☐	Reduction in number of Warrant Shares

WARRANT EXERCISE SUBSCRIPTION FORM

(To be executed only upon exercise of the Warrant

after delivery of Warrant Exercise Notice)

To:	Benefitfocus.com, Inc.

The undersigned irrevocably exercises the Warrant for the purchase of              shares (the “Warrant Shares”) of Common Stock, without par value per share, of Benefitfocus.com, Inc. (the “Company”) at $             per Share (the Exercise Price currently in effect pursuant to the Warrant) and herewith makes payment of $             (such payment being made as specified in the undersigned’s previously-delivered Warrant Exercise Notice), all on the terms and conditions specified in the within the Warrant, surrenders this Warrant and all right, title and interest therein to the Company and directs that the Warrant Shares deliverable upon the exercise of this Warrant be registered or placed in the name and at the address specified below and delivered thereto.

Date:

(Signature of Owner)

(Street Address)

(City) (State) (Zip Code)

Securities and/or check to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised portion of the Warrant evidenced by the within Warrant to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

WARRANT ASSIGNMENT FORM

Dated                     ,

FOR VALUE RECEIVED,                                                                                                                                           hereby sells,

assigns and transfers unto                                                                                                                                             (the “Assignee”),

                                                   (please type or print in block letters)

(insert address)

its right to purchase up to shares of Common Stock represented by this Warrant and does hereby irrevocably constitute and appoint                                                           Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Signature